October 29, 1998


Mr. W. Gary Littlepage
Senior Vice President
Marketing and Product Development
AIM Distributors, Inc.
11 Greenway Plaza, Suite 1919
Houston TX 77446-1173


RE:      EXTENSION OF PARTICIPATION AGREEMENT TERMINATION DATE

Dear Mr. Littlepage:

On August 25, 1998 American Centurion Life Assurance Company ("Company") gave G.T. Global Variable Investment Trust, G.T. Global Variable Investment Series and GT Global, Inc. sixty (60) days' notice of termination ("Notice") of the Participation Agreement among the parties dated May 30, 1997 ("Agreement"). In accordance with this Notice, the Agreement would terminate on October 26, 1998. Company hereby requests an extension of the termination date specified in the Notice to November 4, 1998. Under this extension, the GT Global New Pacific Fund and the GT Global Variable Latin American Fund ("Funds") will continue to be offered as investment options under variable annuity contracts ("Contracts") purchased prior to November 4, 1998. The Funds no longer will be offered as investment options under Contracts purchased on or after November 4, 1998.

If you agree to the extension of the termination date to November 4, 1998, please sign below. Please retain one copy of this letter for your records and return on signed copy for our files to:

         Mary Ellyn Minenko Vice President and Group Counsel American Centurion Life Assurance Company c/o American Express Financial Advisors Inc.
         IDS Tower 10
         Minneapolis, MN  55440-0010



Very truly yours,


By:      /s/ Jay C. Hatlestad
         Jay C. Hatlestad
         Vice President


I agree to the extension of the termination date to November 4, 1998 as outlined in this letter:



By:
         W. Gary Littlepage
         Senior Vice President


cc:      Mr. Pete Slattery
         Mr. Pat Carey

August 25, 1998

Mr. Ray Cunningham
Senior Vice President
GT Global, Inc.
50 California Street
San Francisco, CA  94111

RE:      NOTICE OF TERMINATION OF PARTICIPATION AGREEMENT

Dear Mr. Cunningham:

In accordance with Section 11(a) of the Participation Agreement dated May 30, 1997 among AmericanCenturion Life Assurance Company ("Company"), G.T. Global Variable Investment Trust, G.T. Global Variablr Investment Series and GT Global ("Agreement"), the Company hereby gives the other parties sixty (60) days' notice of termination of the Agreement. In accordance with Section 11(o) of the Agreement, the reason for this termination is disappointing investment performance of the GT Global Variable New Pacific Fund and the GT Global Variable Latin American Fund ("Funds") offered as investment options under variable annuity contracts ("Contracts") issued by the Company. The termination of the Agreement will become effective as of October 26, 1998. The Funds no longer will be offered as investment options under Contracts purchased on or after October 26, 1998. The Funds will continue to be offered as investment options under Contracts purchased prior to October 26, 1998.

Very truly yours,


Stuart A. Sedlacek
President and Chairman



cc:      Mr. Gary Littlepage
         Senior Vice President
         Marketing and Product Development
         AIM Distributors, Inc.
         11 Greenway Plaza, Suite 1919
         Houston, TX  77446-1173

         Mr. Pete Slattery
         Mr. Pat Carey